MANAGERS TRUST II

Amendment No. 17 to Amended and Restated Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

September 21, 2012

The undersigned, constituting at least a majority of the Trustees of Managers Trust II (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Amended and Restated Declaration of Trust of the Trust dated March 19, 1992, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, The Trustees wish to rename Class A shares of each of Managers Fixed Income Fund (the “Fixed Income Fund”), Managers AMG Chicago Equity Partners Balanced Fund (the “CEP Balanced Fund”) and Managers High Yield Fund (the “High Yield Fund”) as Investor Class shares;

WHEREAS, The Trustees desire to abolish the Class B shares of the Fixed Income Fund and the establishment and designation of Class B shares as a class of the Fixed Income Fund when there are no Class B shares of such Fund outstanding;

WHEREAS, The Trustees desire to abolish the Class C shares of each of the CEP Balanced Fund and the High Yield Fund and the establishment and designation of Class C shares as a class of the CEP Balanced Fund and the High Yield Fund when there are no Class C shares of such Funds outstanding; and

WHEREAS, the Declaration of Trust provides that the Trustees shall have the authority to rename and abolish such share classes as described above.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of December 1, 2012, as follows:

Article V, Section 5.11 of the Declaration of Trust is hereby amended by deleting the first sentence of such Section 5.11 and substituting therefore the following:

“Without limiting the authority of the Trustees set forth in Section 5.1, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) Managers AMG Chicago Equity Partners Balanced Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class; (2) Managers Fixed Income Fund, which shall consist of four classes, Investor Class, Class C, Service Class and Institutional Class; (3) Managers High Yield Fund, which shall consist of two classes, Investor Class and Institutional Class; (4) Managers AMG Chicago Equity Partners Mid-Cap Fund, which shall consist of three classes, Class A, Class C and Institutional Class; (5) Managers Intermediate Duration Government Fund; and (6) Managers Short Duration Government Fund.”

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Jack W. Aber	/s/ Bruce B. Bingham
Jack W. Aber	Bruce B. Bingham

/s/ Christine C. Carsman	/s/ William E. Chapman, II
Christine C. Carsman	William E. Chapman, II

/s/ Edward J. Kaier	/s/ Steven J. Paggioli
Edward J. Kaier	Steven J. Paggioli

/s/ Eric Rakowski	/s/ Thomas R. Schneeweis
Eric Rakowski	Thomas R. Schneeweis